PRICING SUPPLEMENT                                          File No. 333-122639
------------------                                               Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated February 25, 2005)
Pricing Supplement Number: 2439



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series C
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

    Principal Amount:         $125,000,000         Original Issue Date:          May 20, 2005

    CUSIP Number:             59018YVG3            Stated Maturity Date:         May 20, 2006

    Issue Price:              100%

    Interest Calculation:                                           Day Count Convention:
    --------------------                                            --------------------
    [X] Regular Floating Rate Note                                  [_] Actual/360
    [_] Inverse Floating Rate Note                                  [X] 30/360
        (Fixed Interest Rate):                                      [_] Actual/Actual


    Interest Rate Basis:
    -------------------
    [_] LIBOR                                                       [_] Commercial Paper Rate
    [X] CMT Rate                                                    [_] Eleventh District Cost of Funds Rate
    [_] Prime Rate                                                  [_] CD Rate
    [_] Federal Funds Rate                                          [_] Other (see attached)
    [_] Treasury Rate
     Designated CMT Page:     Bloomberg Page H15T10Y               Designated LIBOR Page:
                                                                            LIBOR MoneylineTelerate Page:
                                                                                   LIBOR Reuters Page:


    1 Year CMT Rate:                The One Year CMT Rate refers to the Constant Maturity Treasury Rate with an Index maturity of one year that will be displayed by Bloomberg on Bloomberg Page H15T10Y {Index} HP by
                                    3:00 p.m. New York City time, on the Interest Determination Date preceding the relevant
                                    Interest Reset Date. Bloomberg means Bloomberg data services or any successor service or page displaying such rate. If the Constant Maturity Treasury Rate with an Index maturity of one year cannot be determined as described in the preceding sentences, such rate will be determined in accordance with the procedures set forth in the prospectus supplement for the Notes relating to determination of the CMT Rate based on CMT Moneyline Telerate Page
                                    7051.

    Index Maturity:                 One Year                                    Minimum Interest Rate:        Not Applicable


    Spread:                         -0.15%                                      Maximum Interest Rate:        Not Applicable

    Initial Interest Rate:          Calculated as if the Original               Spread Multiplier:            Not Applicable
                                    Issue Date was an Interest Reset Date

    Interest Determination Dates:   Monthly, on the second Business
                                    Day immediately preceding an Interest Reset
                                    Date.

    Interest Reset Dates:           Monthly, on the 20th of each month,
                                    commencing on June 20, 2005, subject to modified
                                    following Business Day convention.


    Interest Payment Dates:         Monthly, on the 20th of each
                                    month, commencing on June 20, 2005, subject to
                                    modified following Business Day convention.

    Repayment at the
    Option of the Holder:           The Notes cannot be repaid prior to the Stated Maturity Date.

    Redemption at the
    Option of the Company:          The Notes cannot be redeemed prior to the Stated Maturity Date.

    Form:                           The Notes are being issued in fully registered book-entry form.

    Trustee:                        JPMorgan Chase Bank, N.A.

    Underwriting Discount:          0.075%

    Dated:                          May 13, 2005
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